Exhibit 99.1

For Immediate Release

Caliper Life Sciences Contacts: Michele Boudreau Director, Corporate Communications 650-279-2088	Agilent Contact: Stuart Matlow Press Relations Specialist 408-553-7191

or

Jayme Maniatis Schwartz Communications, Inc. 781-684-0770 caliper@schwartz-pr.com

Agilent Technologies Licenses Caliper’s LabChip® Technology for
Diagnostic Applications
- Companies also sign Five-Year Planar Chip Supply Agreement -

HOPKINTON, Mass., and PALO ALTO, Calif., July 12, 2005 — Caliper Life Sciences, Inc. (NASDAQ: CALP) and Agilent Technologies Inc. (NYSE: A) today announced an agreement granting Agilent a non-exclusive license to use a majority of Caliper’s microfluidics patent estate for the development of clinical diagnostic applications on Agilent’s 2100 Bioanalyzer, its 5100 Automated Lab-on-a-Chip platform and future instrument platforms. This new license agreement leverages the expertise and leading technology of Caliper and Agilent, enabling both companies to capitalize on the burgeoning diagnostics market. Under a separate new supply agreement, Agilent will use Caliper as its exclusive supplier of planar LabChip products for the 2100 Bioanalyzer and future instrument platforms for the next five years.

The diagnostics license agreement is part of Caliper’s “LabChip Driven TM” program, under which the company licenses its LabChip technology to developers of innovative products and services. Under the terms of this agreement, Agilent will pay an upfront licensing fee to Caliper, plus royalties on future sales of diagnostics LabChip products covered under the agreement. Further details of the two new agreements were not disclosed.

“Our years of success with the 2100 Bioanalyzer product line have demonstrated the long-term value of Caliper’s LabChip technology for life science research, and this technology holds tremendous promise for other markets,” said Chris Van Ingen, President, Life Science and Chemical Analysis at Agilent. “Human clinical diagnostics is a major opportunity for Agilent, and we see synergy in combining microfluidics technology with Agilent’s broad systems expertise. Our partnership with Caliper has been very productive, and we look forward to continuing to leverage both companies’ expertise to deliver innovative solutions for our customers.”

“Adding the Agilent diagnostic license to our LabChip Driven program is an important milestone for our business,” said Kevin Hrusovsky, President and CEO at Caliper. “We believe our LabChip technology will play a leading role in the evolution of the diagnostics market as personalized medicine becomes mainstream. Where testing must be increasingly integrated, there is a real market need for cost-effective solutions that are able to migrate closer to the patient while still producing extremely high-quality results. Agilent is the ideal partner to help us leverage our technology into the diagnostics market.”

Hrusovsky added, “Our new long-term chip supply agreement with Agilent cements our position as a leading microfluidic chip supplier and signifies a continued collaborative and productive future relationship between our companies.”

Caliper also today updated revenue guidance for 2005. Based on preliminary financial data, Caliper expects second quarter revenue to be at the top end of the previously announced range of $17 million to $20 million. The company also reaffirmed its previous revenue projection for the full year of $84 million to $90 million.

About Agilent:
Agilent Technologies is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 28,000 employees serve customers in more than 110 countries. Agilent has net revenue of $7.2 billion in fiscal year 2004. Information about Agilent is available on the Web at www.agilent.com.

About Caliper Life Sciences:
Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. Caliper headquarters are located in Hopkinton, Massachusetts, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, California, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

Caliper Forward-Looking Statements:
The statements in this press release regarding the future commercialization of diagnostic products based on LabChip technology and Caliper’s expectations regarding its revenue for the second quarter of 2005 and its revenue projection for the full year 2005 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risks that: unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results for the second quarter of 2005, which could cause the final results to differ from these preliminary results; and further review of the company’s financial results for the second quarter of 2005 could lead to revisions in the company’s current expectations regarding revenue for this period. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Caliper’s Annual Report on Form 10K filed with the Securities and Exchange Commission on March 16, 2005, and in subsequent Quarterly Reports on Form 10Q. These filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE: LabChip and Caliper are registered trademarks, and LabChip Driven is a trademark, of Caliper Life Sciences, Inc.

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